EXHIBIT 99.1

The Brink’s Company
1801 Bayberry Court
P.O. Box 18100
Richmond, VA 23226-8100 USA
Tel. 804.289.9600
Fax 804.289.9770

FOR IMMEDIATE RELEASE
Contact:
Investor Relations and Corporate Communications
804.289.9709

Brink’s Board Appoints Doug Pertz as President and CEO

RICHMOND, Va., June 10, 2016 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, today announced that its board of directors has appointed Douglas A. Pertz as president, chief executive officer and director of the company, effective immediately. Pertz succeeds George I. Stoeckert, who served as interim CEO following the retirement of Thomas C. Schievelbein on May 6. Stoeckert will continue to be at the company’s Richmond headquarters until early July to ensure a smooth hand-off as Pertz transitions into his role as full-time CEO by July 11.

Pertz most recently served as president and CEO of Recall Holdings Limited (ASX: REC), a global provider of digital and physical information management and security services from 2013 until 2016. He led the initial public offering of Recall in 2013 and negotiated the company’s $2.9 billion acquisition by Iron Mountain, Inc. (NYSE: IRM) in 2016, more than doubling its equity value over that period.

Michael Herling, the company’s chairman of the board, stated: “Our board is confident that Doug is the right person to lead Brink’s. His broad experience includes serving as CEO of several public companies that operate in a variety of global markets. Throughout his career, Doug has achieved consistent success in driving revenue and profit growth in challenging environments. He brings demonstrated leadership abilities, a versatile skill set and sound business acumen to the Brink’s leadership team. We welcome Doug to Brink’s and look forward to working closely with him.”

Peter Feld, chairman of the board’s governance committee, stated: “After an extensive search, we are very excited that Doug will be leading Brink’s. He has a proven record of leading turnarounds at multinational companies, most recently as CEO of Recall Holdings, a global company that is particularly relevant to Brink’s given its similar macroeconomic, geopolitical and competitive challenges. Like Brink’s, Recall had a significant branch-based, route-based logistics model and a similar customer base. Doug’s deep operational experience enabled him to manage the challenges and opportunities inherent in this type of business model, and was a major reason for his selection as CEO. We appreciate Doug’s confidence and commitment to Brink’s as evidenced by his $2.5 million purchase of Brink’s common stock using his own personal funds.”

Pertz stated: “I am honored to join Brink’s and excited to lead a company with such an iconic brand, global presence and name-brand customer base. I look forward to working with the Brink’s management team and our dedicated employees to drive significant improvements in operating performance with a focus on profitable growth and best-in-class customer service. This is an extremely exciting opportunity for me and I look forward to engaging with our employees, customers and shareholders as soon as possible.”

Prior to joining Recall, Pertz served as CEO for a number of U.S.-based and global businesses including: IMC Global (the predecessor company to The Mosaic Company), Culligan Water Technologies and Clipper Windpower. He also held senior management roles as a group executive and corporate vice president at Danaher Corporation and as partner at One Equity Partners and Bolder Capital. Pertz, 61, began his career in 1976 at Caterpillar, Inc. He earned his B.S. degree in Mechanical Engineering from Purdue University.

About The Brink’s Company

The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services. For more information, please visit The Brink’s Company website at www.Brinks.com or call 804-289-9709.

# # #